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                                                          Exhibits 5.1 and 23.2


[Allfirst Financial Inc. letterhead]




                                October 5, 1999

Allfirst Financial Inc.
25 South Charles Street
Baltimore, Maryland 21201

         Re:  SKATES
              ------

Ladies and Gentlemen:

         I am a Senior Vice President and the General Counsel of Allfirst Financial Inc. (the "Company"), and in such capacity have represented the Company in connection with the registration under the Securities Act of 1933, as amended, on a Registration Statement on Form S-4 (the "Registration Statement") of: (i) $105,310,0000 aggregate principal amount of the Company's Floating Rate Junior Subordinated Debenture due July 15, 2029, Series B (the "Subordinated Debenture"); (ii) the Series B Capital Trust Guarantee Agreement (the "Capital Guarantee") from the Company to The Bank of New York, as Capital Trust Guaranty Trustee for the benefit of holders of the Floating Rate Non-Cumulative Subordinated Trust Enhanced Securities, Series B, of Allfirst Preferred Capital Trust, a Delaware business trust; and (iii) the Series B Asset Trust Preferred Guarantee Agreement (the "Asset Guarantee" and together with the Capital Guarantee, the "Guarantees") from the Company to The Bank of New York, as Asset Trust Preferred Guaranty Trustee for the benefit of holders of the Floating Rate Subordinated Asset Trust Preferred Securities of Allfirst Preferred Asset Trust, a Delaware business trust. I have also represented the Company in connection the qualification under the Trust Indenture Act of 1939, as amended, of an Indenture with respect to the Subordinated Debenture between the Company and The Bank of New York, as Trustee (the "Indenture") and of the Guarantees. The Subordinated Debenture and the Guarantees are being registered by the Company and qualified under the Trust Indenture Act for purposes of exchanging such instruments for like instruments previously issued by the Company.

         In connection with the opinions contained herein, I have examined the charter and bylaws of the Company, the corporate action taken by the Company relating to the Subordinated Debenture and its issuance under the Indenture and to the Guarantees, such other documents as I have deemed appropriate as a basis for the opinions hereinafter expressed.
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         Based upon the foregoing I am of the opinion as follows:

         (a) The Subordinated Debenture to be issued by the Company have been duly and validly authorized and, upon proper execution, authentication and delivery thereof in accordance with the Indenture, will be legally issued and will constitute the binding obligation of the Company entitled to the benefits of the Indenture.

         (b) The Capital Guaranty to be issued by the Company has been duly and validly authorized and, upon proper execution and delivery thereof, will be legally issued and will constitute the binding obligation of the Company.

         (c) The Asset Guaranty to be issued by the Company has been duly and validly authorized and, upon proper execution and delivery thereof, will be legally issued and will constitute the binding obligation of the Company.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the Registration Statement and the related prospectus.

                                Very truly yours,

                                    /s/

                               Gregory K. Thoreson
                               Senior Vice President
                               and General Counsel



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